EXHIBIT 14

MEDINA COFFEE INC.

CODE OF ETHICS

This Code of Ethics replaces the previous Conflicts Guidelines adopted April 15, 2002, between Mr. Harry Miller and Medina Coffee. Inc.

I, Harry Miller, certify that as the President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of Medina Coffee. Inc., I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct to:
1.	act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships.
2.	proactively promote ethical behavior with all whom I come in contact with as an officer of Medina Coffee. Inc.
3.	act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my judgment to be subordinated by others.
4.	provide regulators, our accountants, legal counsel and other internal and external parties with information that is accurate, complete, objective, relevant, timely and understandable.
5.	exercise responsible use of, and control over, all information, assets and resources employed or entrusted to me as an officer of Medina Coffee. Inc.
6.	comply with rules and regulations of federal, state, and local governments, and appropriate private and public regulatory bodies.
7.	to respect the confidentiality of information acquired in the course of my work, to not disclose such information except when authorized or otherwise legally obligated to do so and to not use such information for my personal advantage.
9.	ensure that directions provided to our accountants, legal counsel and other third party providers are clear and our compliance expectations of ethical behavior understood.
10.	proactively communicate compliance standards and procedures to any current or future employees.

I agree to report to Medina Coffee. Inc. and all other applicable parties including regulators of any failure on my part to adhere to this Code of Conduct. I fully understand that violation of this code may lead to penalties to myself personally and to Medina Coffee. Inc.

s/ Harry Miller ______________________________	Date for reference: April 15, 2002
Harry Miller